HARBINGER RESEARCH
INDEPENDENT INVESTMENT ANALYSIS

November 26, 2007

Brian R. Connell, CFA
Senior Research Analyst bconnell@harbingerresearch.com

Research Report
United States
Technology - Financial

Financial Media Group, Inc. (OTCBB:FNGP)

Social Network Application Comes of Age
Reason for Report: Rating Upgrade
Strong Speculative Buy
Company Overview

Financial Media Group is a full-service financial media company focused on applications that enable the individual investment and financial communities to interact directly with publicly traded companies. The company provides this functionality through its website located at: www.wallst.net.  The company also provides public companies with a full array of investor awareness programs.

Company Contact Information

Albert Aimers Chief Executive Officer
Financial Media Group, Inc.
2355 Main Street, Suite 120
Irvine, CA 92614
www.wallst.net
Phone: 949-486-3990
a.aimers@financialmediagroupinc.com

Recent Price	$0.39

Market Data
Market capitalization (mln)	$12.9
Enterprise Value (mln)	$15.9
Weighted Shares Outstanding (mln)	29.6
Fully Diluted Shares (mln)	33.0
Avg. Volume (90 day, approx.)	17,230
Institutional Ownership (%)	n.m.
Insider Ownership (%)	53.1
Exchange	OTC - BB

Balance Sheet Data (as of May 31, 2007)
Shareholders’ Equity (mln)	($3.01)
Price/Book Value	n.m.
Cash (000s)	$443
Net Working Capital (000s)	$(231)
Long-Term Debt (000s)	$3,000
Total Debt to Equity Capital	n.m.

Please see analyst certification and required disclosures on page 10 of this report.

Summary and Investment Opportunity

• We are Raising Our Rating to Strong Speculative Buy
We have raised our rating on FNGP shares primarily due to the early strength of MyWallSt.net adoptions, and based on the attractive valuation offered by current trading levels.  With a total current market capitalization of just under $13 million, we think FNGP shares offer risk-tolerant investors an excellent risk/reward tradeoff based on takeover value alone.

• Microsoft’s Planned Investment in Facebook Sets High Per-User Value
As demonstrated by Microsoft’s recently planned investment in Facebook, which gives Facebook an implied value of approximately $300 per user (at 50 million users) and $15 billion as a company, social networks are extremely valuable – this is, once adoption reaches a critical level.  FNGP’s MyWallSt.net is a social network much like Facebook, except that it represents a more attractive demographic as a specialist network for investors, and carries a much higher level of data/information on each user than is typical for social networks.  Both of these factors should increase its eventual per-user value to a potential acquirer.

• Financial Media Group Continues to Flesh Out Product Portfolio
In addition to MyWallSt.net, FNGP has continued to flesh out its product portfolio, now offering its members a high-end investor portal, investor education, and a Wealth Expo.  We believe that these offering solidify its position as a leader in the small-cap industry.

• Overall, FNGP shares now Represent Excellent Risk/Reward Trade-Off
If the company can reach MyWallSt.net adoption levels of even 600,000 members over the next 1 – 2 years, and at even a valuation of $100 per user (just 1/3 of Facebook’s), MyWallSt.net alone would be worth $50 million, over 3 times the company’s current market capitalization. Given that we believe it could exceed these numbers on number of users and on value per user, and based on strength in FNGP’s other businesses, we are upgrading FNGP to a rating of Strong Speculative Buy, with a 1-year price target of $1.50 per share, and a 2-year price target of over $2.50 per share.

P&L (000s)	FYE 8/31/06	Q1 ‘07A	Q2 ‘07A	Q3 ‘07A	Q4 ‘07E	FYE 8/31/07

Revenues	6,632	1,641	1,528	2,124	2,000	7,293
Revenue Gr.						9.96%
Op. Exp.	6,786
Op. Margin	-2.3%	-45.4%	-111.8%	-0.1%	-80.0%	-57.2%
Net Income	(1,608)	(872)	(1,792)	(275)	(1,980)	(4,919)
Net Margin	-24.3%	-53.1%	-117.3%	-12.9%	-99.0%	-67.4%
EPS	(0.069)	(0.034)	(0.068)	(0.010)	(0.068)	(0.169)
Shrs Out	23,236	26,899	28,244	29,656	31,965	29,191

Industry Background

What is Web 2.0? Summary and Investment Opportunity
Web 2.0 is a widely-used term that refers to “new” Internet technology and sites that allow individuals to collaborate online. More specifically, Web 2.0 refers to online calendars, office productivity applications, email and collaboration, project management, and, perhaps most importantly, multi-media social network applications.

First-generation social networking sites were primarily geared to mass-market needs, such as social networking and online photo sharing and management, whereas second-generation sites are more geared to business network and other corporate needs.

• Web 2.0 Companies Raise Capital at Unprecedented Rate in 2006
The year of 2006 was spectacular for the Web 2.0 industry in terms of funding. VentureWire research states that Web 2.0 companies garnered a total of US$844.4 million in 2006, and our research suggests that this strong funding environment has continued thus far in 2007.  Note that this figure does not include Web 2.0 acquisitions, which totaled over US$2 billion in 2006.

• Social / Business Networking One of Stronger Web 2.0 Segments
Particularly strong was the social networking segment of the Web 2.0 space, although those garnering the most funding were “second generation” sites that served business needs rather than purely social needs.  Barry Maloney, partner at VC firm Benchmark Capital, stated that “What we see as particularly hot are sites that put buyers and sellers directly in touch.” We believe some of the greatest areas of opportunity in the Web 2.0 industry are indeed in this area, especially sites that allow high-earning professionals and companies to interact in more productive and profitable ways.

Select Recent Web 2.0 Acquisitions

Target Company	Acquiring Company	Estimated Price Business Description
Facebook (planned)	Microsoft – 5% stake	$13 billion total Co. Social networking site
Blogger	Google	$20 million General blog site
Picasa	Google	Under $5 million Photo sharing and management application
Oddpost	Yahoo!	$20 million Mail system technology site
Webshots	CNet Networks	$71 million Photo sharing and management site
LiveJournal	SixApart	$20 million Blend of journal, blog, and social networking site
Flickr	Yahoo!	$30-35 million Photo sharing and management site
Dodgeball	Google	Approx. $10 million Connected social networking site
MySpace	News Corp	$580 million Connected social networking site
Skype	Ebay	$2.6 billion Internet phone calls
Weblogs Inc.	AOL	$25 million Blogs and podcasts
weblogs.com	Verisign	$2.3 million Blogs and podcasts
Upcoming.org	Yahoo!	Approx. $1 million Online events site - information and info sharing
del.icio.us	Yahoo!	$30-35 million Online bookmarking and "social bookmarking" application
WebJay	Yahoo!	Approx. $1 million Online playlists and playlist sharing site
MeasureMap	Google	Less than $5 million Blog statistics application
Writely	Google	Approx. $10 million Online document creation and sharing site
Grouper	Sony	$65 million Online video site - similar to YouTube
Rojo	SixApart	$10 million RSS "on steroids" site
Jumpcut	Yahoo!	$15 million Online video editor and sharing tool
YouTube	Google	$1.65 billion Online video sharing site
BlogLog	Yahoo!	$10-12 million Specialized blogger networking site

Introduction – Web 2.0
“Web 2.0” is a recently-coined term used to describe a new family of applications that have recently become dominant on the Web.  The value of these applications is based on Metcalfe’s Law, which states that the value of a network is equal to the square of its members; this is also known as the network effect.  These applications offer extreme value to users once they are highly adopted, and tend to have one or two major winners in each category.  Examples of this type of application include eBay, the now-famous Internet auction site, MySpace, a social networking site that was recently purchased by News Corporation for approximately $580 million, and Facebook, which just received an investment commitment from Microsoft that implies a $15 billion enterprise value for Facebook.

In general, “social” networking applications allow the user to accomplish certain tasks with ease and efficiency that would otherwise be difficult if not impossible to accomplish.  For example, MySpace allows users to create a custom “home page,” and then use the MySpace system to locate, communicate with, and create relationships with other users on the system.  Because the system allows users to search for others based on keywords, interests, location, or other factors, it allows individuals to create relationships with others who they would never otherwise meet.  The net result of the use of this system is a rich network of relationships that transcend the boundaries (such as geography) that previously limited the formation of relationships – and this ability to create new relationships in a new, more efficient and effective way has brought over 100,000,000 users (yes, that’s over one hundred million users) to MySpace.

Venture Capitalists and other investors have been paying close attention to success stories like MySpace, and have been pouring more than US$200 million dollars per quarter into the Web 2.0 industry.  Because Web 2.0 applications deliver such extreme value to users and have monopoly-like characteristics, they tend to have very loyal users and the ability to set prices that capture a large percentage of the value they provide.  This, quite simply put, makes Web 2.0 companies some of the best investment opportunities available in the world today.

Web 2.0 Industry and Selected Investment Transactions

•
Facebook recently received an investment commitment of $240 million from Microsoft, for its next round of planned financing.  Based on a soon-to-be-reached user level of 50,000,000, this implies a per-user value of approximately $300 for Facebook’s users.

•	MySpace’s parent company acquired by News Corp. for $580 million. Industry pundits now consider this to be a “bargain” price and many believe MySpace’s current value to exceed several billion dollars.
•	YouTube, the personal online video application, was recently acquired by Google for $1.65 billion in Google stock. This is the largest Web 2.0 acquisition in financial terms to date.
•	LinkedIn, recently received $4.7 million in funding from Sequoia Capital.
•	Visible Path, a business networking site, recently raised $17 million in a VC financing led by Kleiner Perkins, one of Silicon Valley’s best-known and most successful venture capitalists.
•	Friendster, one of the first social networking sites, recently raised $10 million, in a round also led by Kleiner Perkins, and including Benchmark Capital and DAG Ventures.
•	Other Companies including Tagged Inc., TagWorld Inc., Multiply Inc., Engage Corp., Dogster Inc., TripConnect Inc. and Affinity Engines Inc. have won venture funding this year.

According to Dow Jones, at least $80 million dollars has been invested in Web 2.0 through the first two months of this year (2007), and several other industry sources suggest that this total may actually be much, much higher.  Since most of these transactions are private, it is very difficult to arrive at an exact figure, but one thing is certain: Web 2.0 companies are considered some of the hottest investments on the Street, and are certainly commanding premium valuations among institutional and individual investors alike.

As in many industries, up-and-coming Web 2.0 successes are now most commonly focused on specialized user groups, which tend to exist in a single industry or a closely-knit family of industries serving a common client base.

“Second-Generation” Web 2.0 – Business Networking for Corporations and Professionals
The Web 2.0 boom has been on for two or three years now, which is long enough that first-generation Web 2.0 social networking companies are being acquired at a fairly high rate, and at premium valuations.  The next generation of network companies’ products are based on similar software and services, but are designed more to benefit corporations and corporate users than the general public.  These sites tend to focus on one or on a family of closely-related industries, which are typically comprised of high-earning professionals who are more than willing to pay for a service that gives them a strategic business advantage or simply allows them to perform a key job task more efficiently or effectively than was previously possible.

We believe that one of the most attractive vertical markets is the U.S. small-cap industry, for the following reasons:

1.
It is comprised by thousands of high-earning professionals and millions investors who work for firms in a variety of industries; it is also comprised by several thousand public companies and the executives who lead them.

2.	It is characterized by rich, complex relationships that drive hundreds of transactions per year; each of these transactions has a dollar value that averages between US$5 million and US$10 million.
3.	Executives of small-cap companies face extremely high costs when trying to reach out to new potential investors, making any network of potential investors extremely valuable.
4.	Professionals and investors across disciplines are always seeking new relationships and new ways of connecting with new clients and business associates.

In our opinion, no company has yet dominated the small-cap industry with an application based on the principles of social/business networking.  If and when a company is successful is so doing, we have little doubt that their platform will carry a valuation well in excess of US$100 – US$200 million.

Industry Background – Small Capitalization Companies and Professionals
The U.S. equity markets are comprised of well over 10,000 public companies; over 70% of these companies fall under the definition of small capitalization, or as it is commonly referred to, small-cap.  These small-cap companies are served by several thousand professionals, providing services such as investment banking, research, investor relations, legal, accounting, and other services.  Furthermore, these companies’ investors number in the millions.  This creates a family of highly fragmented, inefficient sub-industries, which are characterized by inefficient pricing, a wide dispersion in service offering quality, and extremely high search and evaluation costs.  However, because each type of participant is seeking certain value from other participant types, this creates an exceptionally large and potentially lucrative opportunity for the company that is able to centralize, standardize, and improve on the service-search and relationship-creation processes.

Key Industry Participants

Small-Cap Public Companies.  This group is comprised of several thousand companies, most of which are seeking investment capital, and all of which are seeking additional shareholders, higher trading volume, and a higher market valuation.  To obtain these things, small-cap companies employ a range of advisors, investment bankers, and other service providers.  Due to the highly fragmented nature of the small-cap industry, we believe that a properly designed and marketed business networking platform could revolutionize the way many aspects of the business are currently conducted.

Small-Cap Investors.  Investors in small-cap stocks vary in net worth from several thousand to several hundred million dollars or more.  They include both individuals and institutions, and represent and incredibly valuable demographic.

Investment Bankers.  These individuals and the firms they work for have deep relationships with institutional, and in some cases individual investors, and these investors are constantly seeking new investment opportunities in the small-cap world. Since investment bankers are paid on commission, they are constantly seeking corporate clients who are both looking for additional capital and that have the fundamental and technical characteristics that make them attractive investment candidates.  There are hundreds of small-cap focused investment bankers representing thousands of small-cap companies.

Small-Cap Institutional and Individual Investors (the Buy-side). This group is highly diverse, and ranges from small-portfolio unsophisticated investors to institutional investors managing hundreds of millions of dollars.  Many of the individual investors and all of the institutional investors in this group are constantly looking for new investment ideas, which they find through investment bankers, investor relations professionals, research analysts, and a variety of other methods, including investor conferences. Small-cap professional investors number in the thousands, and small-cap individual investors in the millions.

Investor Relations Professionals. These individuals (and their firms) are hired by small-cap companies to perform a variety of tasks, including the selection of investment bankers, heightening public awareness of and ownership in the small-cap company’s stock, and the performance of shareholder communications and other administrative investor-related duties.

Other Professionals.  In addition to those already discussed, there are myriad other types of professionals that serve the small-cap market, including research analysts, attorneys, accountants, stock transfer agents, market makers, exchange specialists (AMEX), and others.  Each of these types of professionals offers the small-cap company a specific set of services, many of which it must have access to in order to maintain itself as a public entity.

As is evident, the small-cap industry is highly fragmented and filled with millions of market participants either seeking or offering a wide range of services, including timely investment ideas.  Since most participants in this market are affluent and place a high value on their time, any system that helps them do their jobs or find investments more effectively would be highly valuable and could command a premium price.

Investment Conclusion
Web 2.0 in general, and social networking in particular, has gained great popularity with institutional investors because it leverages pre-existing Internet and application infrastructure to provide an additional dimension of value – to all users of the technology.  First-generation social networking platforms are worth billions of dollars and have low-value users numbering in the hundreds of millions.  Second-generation interpersonal networking sites are still in the early stages of development; we believe that there will be many more of these and that they will typically have thousands of high-value users and market values in excess of US$100 million – as long as the vertical markets they target are large enough. We would specifically be enthusiastic about the potential success of an organization with small-cap expertise in the business networking industry, as the small-cap market is both large and comprised of high-earning (read: high-value) users.

Company Analysis

Corporate Overview
Financial Media Group operates three closely-related wholly-owned subsidiaries, including www.wallst.net, its flagship financial portal, MyWallSt.net, a newly introduced financial community that is currently experiencing very high adoption rates, education, an e-commerce site, the Wealth Expo brand of investment conferences, and FinancialFilings.com, a unit that provides SEC filing-related services to its current corporate client base.  The company is based in Irvine, CA, and describes itself as a diversified advertising and financial media company.

Products and Services
The company’s flagship platform is its primary website, located at www.wallst.net. In our opinion, the company has done a rather masterful job of creating a platform in wallst.net that serves both its corporate customers, which are seeking exposure to investors, and its investor user-base, which is seeking high-quality information on investment opportunities.  Due to the size of its user base and corporate clientele, which include over 100,000 active members and several hundred public companies, we believe the company has reached critical mass and will emerge as one of the few leaders in this space.  Also, like any other “network” business, Wallst.net should be increasingly difficult to compete with, as replication of its platform will not replicate the value that it provides to either of its customer groups.

In terms of value to investors, the Wallst.net platform specifically includes:

•	Quotes (including Level II), interactive charts, and other financial information and tools
•	CEO interviews and editorials, in both audio and written formats
•	Podcasts – content typically provided by a investing pundit or other expert
•	News stories and news links
•	Blogs and chat functionality
•	The Rookie contest, which is accessible through MyWallSt.net

In general, this site has a look-and-feel that is similar to many other financial portal websites; its two most important distinguishing features at this point are its “exclusive” content and its Rookie contests.

Exclusive Content
Although other sites offer CEO-authored content and interviews, one aspect of this site’s content that sets it apart from its competitors is the quality and size of the companies contributing the content.  Unlike sites such as www.ceocast.com, this site features content from several NYSE and NasdaqCM listed companies, setting it apart in the minds of its members.

Rookie Contest
This contest is one way that Financial Media Group is making its flagship Web offering stickier.  In its Rookie contests, it awards the top-performing portfolio $1000 each week; however, the contest is available only to members who have completed a profile on the site.  We believe that this is a cost-effective way to not only “cement” the loyalty of a user base but also to ensure that users return to the site again and again to check their standings and their portfolio value.

Products and Services – New & Future
While the company to-date has produced 100% of its revenues from advertising, its recent investments in its community platform suggest that it may soon have several other meaningful sources of revenues, including:

•	Premium service subscriptions,
•	Product sales,
•	Seminars and online educational products, and
•	Direct response marketing.

These additional revenue streams should enhance and diversity the company’s historical sources of revenue, accelerating revenue growth and bringing the company into the black by mid calendar 2007.

MyWallSt.net
The company’s new wallst.net platform is another fully-featured product that in the future may very well come to drive more of the company’s revenues, market-cap, and potential take-over value than all of its existing businesses combined. Based on the success of social networking sites such as MySpace and Facebook, the company has recently rolled out a social networking site that combines elements of business, friendship, and dating/romance into an integrated social/professional networking site.  Furthermore, unlike many social network site start-ups, Financial Media Group can leverage its active member base of over 100,000 members to jump-start adoption to the point of critical mass.  Although it remains to be seen if this new venture will be successful, we believe that the company is very well positioned to develop an active community of investors, investment professionals, and those who seek to connect with them.

In terms of the platform itself, mywallst.net offers a solid mix of features, including: the standard profile page, search, blogs, chat, friend list, private photos (password protected), polls, community stock ratings, message boards, and other community features.

This site, while newly launched, is experiencing geometric growth that, if extrapolated even 1 – 2 years into the future, would result in a membership base numbering in the millions.

Corporate Strategy - Historical
Financial Media Group has built its success and revenue model, at least to date, around its core destination website, www.wallst.net.  This website is built upon what we deem to be a proper and accurate understanding of the rather complex system of interaction that exists between small-cap and mid-cap companies and those who invest in them.  This system is based upon each group’s specific needs as they relate to the members of the other group.

Small-cap and Mid-cap Investors
Those who invest in small-cap and mid-cap stocks are mostly, although not all, individual investors.  These investors are well aware that a disproportionately attractive return potential exists in this asset class, and as a result, many of these investors are highly motivated to find investment opportunities that they deem to be attractive.  However, they face a rather formidable challenge in seeking good opportunities, mainly because of the high search costs that exist in this sector.  We have seen estimates that over 10,000 companies trade publicly on U.S. Exchanges, and over half of these trade on the OTC Bulletin Board system, American Stock Exchange, or NasdaqGM system.  Because there are so many potential investment opportunities to choose from, investors in this segment of the market are literally looking for a needle in a haystack each time they seek a new investment opportunity.  As a result, most investors in this sector seek any edge they can find in identifying investment candidates that have an above-average probability of success.  Given that Financial Media Group offers corporate content not otherwise easy to find, such as CEO interviews and commentary, investors in this sector (in increasing numbers) have come to rely on wallst.net as an important investment information source.

Small-cap and Mid-cap Public Companies
Given structural changes that have taken place in the investment industry over the past few years, small-cap and mid-cap public companies have found it ever more difficult to attract new investors, due to brokerage firms’ shrinking research coverage universes and several other factors.  This in turn has caused many of these otherwise deserving public companies to exhibit low trading volume (low liquidity) and market valuations that are significantly lower than that of their large-cap counterparts (low valuations).   Furthermore, those companies plagued by low liquidity and low valuation have in turn found it more difficult to attract additional investment capital through private placements and public offerings; those who have successfully raised additional capital have done so at less-attractive prices and terms than might have otherwise been the case.

As a result, CEOs and CFOs of these companies are very keen to attract and retain additional individual and institutional investors, as more investors typically cause an expansion of market capitalization and an increase in liquidity, all other things being equal. However, it has proven fairly difficult for these companies to accomplish this through traditional means, such as investor relations roadshows and press releases, which can prove both time consuming and ultimately ineffective.

We believe that most of Financial Media Group’s revenue success to date is attributable to their ability to provide small-cap and mid-cap CEOs and CFOs exactly what they are looking for: exposure to a large and growing audience of investors who typically invest in this segment of the market.  Their ability to grow and retain a loyal base of investors has been related to their ability to provide those investors with compelling content from the same group of companies that pay them for providing it to those very same investors. We refer to this type of system as a “positive feedback loop,” whereby success with one group creates a more compelling value proposition for the other group, and so on and so forth.  Such positive feedback is very difficult to attain, but once attained and sustained, can be one of the most powerful positive influences on a company’s future success.

Corporate Strategy - Future
The company at this point has demonstrated its ability to attract and retain a growing and loyal group of small-cap and mid-cap investors, which it has so far successfully leveraged in terms of inducing public clients to pay it for investor awareness campaigns and other forms of exposure.  In our minds, the key question is this: will the company be able to maintain or even accelerate the growth in its active member base? And, will it be able to parlay its success as a financial portal into success at its new mywallst.net social/financial networking and community site?  Early adoption trends at MyWallSt.net certainly suggest that the answer is “yes.”

While we certainly cannot answer these questions definitively, we do believe that elements of its new strategy are quite promising in this regard.

Key Management
With the relatively recent addition of a new CFO, Financial Media Group has a strong management team, especially for a company of its relatively small size.  Key management personnel include:

Albert Aimers, Chairman and CEO
Mr. Aimers was elected Chairman of the Board and Chief Executive Officer subsequent to the close of the Acquisition in January 2006. Mr. Aimers brings to “WSD” his business leadership, product development and creative talents. Mr. Aimers has been in the financial industry for 15 years, specializing in such areas as Merchant and Investment Banking, Mergers and Acquisitions, Investor Awareness and Investor Relations, and Financial and Media Relations and Strategic Investor. Mr. Aimers was an early primary Merchant Banker Investor in Sonus Healthcare (AMEX), and a strategic investor for National Challenge Systems ($80 Million market cap). Mr. Aimers was a former board member of Envoy Communications (ECGI-NASDAQ)-Advertising. Mr. Aimers was a founder of now defunct streaming media company iLive Inc. (former trading symbol LIVE). Mr. Aimers is the founder of Wallst.net and Wallstreet Direct Inc.

Javan Khazali, Chief Operating Officer
Mr. Khazali became the Chief Operating Officer in January 2006 and had been the Chief Executive Officer and a director of the Company since November 2004. Mr. Khazali has over eighteen years of experience at senior executive level in both private and public sectors with a main focus on the services, telecommunications, and financial media industry segments. He has broad based experience in the areas of corporate restructuring & reorganization, business development, operations, and management consulting. Mr. Khazali joined Cypost Corporation (“Cypost”) as Vice President (Administration) in 2001 and was promoted to become CEO of the Company from 2002 to 2003. In 2003, the directors of Cypost filed a Chapter 7 Bankruptcy. During the bankruptcy proceedings Mr. Khazali assisted the Company in financial distress negotiations, bankruptcy litigations and helped resolve disputes between Cypost and debt holders, lenders, bank groups and equity holders. From 1985 to 2000, Mr. Khazali held numerous senior level positions in the food service sector including as a managing partner of two successful restaurants located in Western Canada. He also served as the director of operations of privately held restaurant chain located in various cities of the United States and Western Canada and having over 300 employees.

Manu Ohri, Executive Vice President of Finance and Chief Financial Officer
Mr. Ohri currently serves as Executive Vice President of Finance and Chief Financial Officer of Financial Media Group, Inc.  From August 2001 to December 2006, Mr. Ohri served as Director and Executive Vice President of Finance & Chief Financial Officer of Elephant Talk Communications, Inc., a public company and a leading telecommunications services provider in Europe, Asia, and the Middle East. From December 1999 to September 2002, Mr. Ohri served as Director and Executive Vice President & Chief Financial Officer for The Hartcourt Companies, Inc.  From June 1999 to November 1999, Mr. Ohri served as the President and Chief Executive Officer of Pego Systems, Inc., an industrial air and gas equipment manufacturer’s representative organization, an affiliate of The Hartcourt Companies, Inc.  From January 1997 to March 1999, Mr. Ohri served as Chief Operating Officer and Chief Financial Officer of Dynamic Cooking Systems, Inc., a privately held manufacturing company of upscale commercial and kitchen appliances.  From September 1989 to December 1996, Mr. Ohri served as Chief Financial Officer of Startel Corporation, a public company in the software development business.  Mr. Ohri’s multi-faceted experience includes operations and finance, as well as administrative functions in the manufacturing, distribution, and software development industries.  Mr. Ohri is a Certified Public Accountant with over six years of experience with Deloitte & Touche, LLP and PriceWaterhouseCoopers, LLP.  Mr. Ohri earned his Masters degree in Business Administration from University of Detroit in 1979 and Bachelors degree in Accounting from University of Delhi in India in 1975.

Nick Iyer, President, WallStreet Direct, Inc.; Director
Mr. Iyer became a director of WSD in January 2005 and a director of FMG subsequent to the Acquisition in January 2006. Mr. Iyer has extensive experience as an editor and newspaper reporter. Prior to joining WSD in 2003, Mr. Iyer worked first as an editorial assistant, and later as a reporter at Newsday in Long Island, New York. He has published more than 150 articles and was selected by Newsday’s senior editors to work on a combined Tribune Co. effort, titled “The Lost,” which profiled the victims of the September 11, 2001 terrorist attacks. At the time, Iyer was 23, and the youngest reporter assigned to the project. Mr. Iyer’s work has been published in well-recognized and established print media such as Newsday, The Los Angeles Times, The Chicago Tribune, Encyclopedia.com, and the National Institute of Literacy. Mr. Iyer has been instrumental in writing many editorials and profiles on numerous publicly traded and privately held companies. He holds a Bachelor’s Degree in English Literature from the State University of New York at Stony Brook.

Competition
Candidly, it is difficult to identify direct competitors to the wallst.net platform; almost all competitors offer some of what Financial Media group offers, and to our knowledge none of them have an exactly comparable offering.  To the extent we consider Financial Media Group’s www.wallst.net platform to be a general financial portal, it has several independent and integrated competitors, such as Yahoo! Finance, AOL, many brokerage sites such as Ameritrade’s and eTrade’s, and many others.  If we consider it to be more of a media and news platform that serves primarily small-cap and micro-cap investors and the companies in which they typically invest, then their more direct competitors would include www.ceocast.com, www.wallstreetreporter.com, and www.audiostocks.com.  If we consider it to be an integrated financial news, tools, and media platform, which we believe to be the best comparison, competitors would include www.marketwatch.com and www.thestreet.com.  In terms of its newly released social networking site, its largest and highest-profile competitors would be myspace.com (Intermix Media), which was recently acquired by News Corp. for approximately US$580 million, and Facebook. In any event the financial news and information space is extremely competitive, and we would expect the company to face strong competitive pressures in all of its current offerings.

However, we must note that the company has certainly built a strong business to-date in the face of just such competitive pressures, and given what we believe to be some very intelligent new products and initiatives, we have no reason to expect them to stumble simply because of the presence of the competitive pressure under which they have so far thrived. Furthermore, we note that as the company’s stickier community and community-like offerings (e.g. its Rookie contest) become more fully adopted, the positive feedback loops they create will make it ever-more-difficult to unseat it as a market leader.

Risks and Historical Performance Analysis
Without a doubt, the company has performed phenomenally well in terms of active member growth and the number of and quality of its corporate customers.  It has also had very strong reported revenue growth and has continued to flesh out its product offerings in intelligent ways.  We expect this growth and success to continue on all fronts as the company further develops its core Wallst.net offering while gaining traction with its new mywallst.net offering.

However, there are some negative items that the savvy investor must note when considering the company’s historical financial performance.  First of all, the company shows no gross costs whatsoever, which would theoretically mean that it spends US$0 each year on the actual production of its goods and services. While the company assures us that this is within GAAP rules and is in accordance with the advice of its accountants, we find this policy somewhat difficult to agree with. Note that these costs are accounted for as operating expenses, so the company’s total costs are unaffected by this issue.

Additionally, and far more importantly, the company has a policy of recognizing 100% of the face value of the restricted securities it receives from its corporate clients as “revenues.”  However, at least historically, the market value of these shares has fallen significantly after being accepted as compensation and recognized as revenue.  For example, by summing the FY2006 P&L items of “Impairment of marketable securities,” and “Gain (loss) on the sale of marketable securities,” and then deducting those net losses from reported revenues, we arrive at a revenue figure for FY2006 of approximately US$2.5 million, far less than the US$6.6 million the company reported as revenues in FY2006.  Therefore, while we are in agreement with the GAAP-compliant nature of the company’s revenue recognition policies, investors must be aware that historically the actual realizable cash value of the company’s revenues has fallen far short of its actual reported revenues. That said, our discussions with the company have led us to believe that changes in internal policies will reduce, but not eliminate, these negative effects going forward.  The net effect of this is that the company’s net operating cash flows will have a strong negative bias relative to its reported earnings; while its net operating cash flows are negative this shortfall will need to be covered by infusions of additional investment capital, creating a significant level of financial risk.

Other risks facing the company are relatively straightforward in nature, such as the emergence of superior competitors, the possibility of a long-term downturn in the U.S. equity markets, or the company’s potential inability to execute on its new or future initiatives.  While these risks face nearly every development-stage company in this industry and cannot be entirely overlooked, we believe that the company and its management team are well positioned to overcome these risks, and in fact to make the company a success as a whole.

Valuation and Investment Opinion
The company currently has a total market capitalization of approximately $17.8 million dollars, which is approximately 2.8 times its reported FY2006 revenues and approximately 7.3 times its “cash revenues” as adjusted for securities write-downs and realized losses on securities sales.  Given the valuation of others in its peer group, this would make the company seems somewhat (but not deeply) undervalued.

Peer Group Analysis – Financial Media Group, Inc. (FNGP – OTC-BB)

Company Name and Symbol	Price per Share*	Market Capitalization*	Price/Sales (Trailing 12 mos.)*	Est. Growth	Price/Sales Estimate (Next 12 mos.)*

Financial Media Group (FNGP)	0.39	$14.7 mln	2.4	20%	2.02
Thestreet.com (TSCM)	11.95	$352 mln	6.4	35%	4.40
INVESTools (SWIM)	14.69	$962 mln	3.69	35%	2.73

*Market Data as of market close, 11/26/07

However, despite this backward-looking analysis, we that the company may represent an exceptional opportunity for risk-tolerant investors, as its shares could represent significantly more value than is currently reflected in the stock price.  We derive this opinion primarily from the uniqueness of the company’s mywallst.net offering, and from the potentially extreme valuations to which success in this area could lead.  Furthermore, we believe that if the company is able to continue to spur rapid adoption of its mywallst.net platform, which its current user base should allow it to be, the company could become an extremely attractive acquisition candidate.  Given that acquisitions in the financial portal and the online community industries can routinely range $50 - $100 per user, and given the company’s potential user base, this could translate into an acquisition value of $50 million to $75 million or more.

Conclusion
Financial Media Group is run by an aggressively opportunistic management team that has a compelling vision for the company’s future.  They have already managed to secure a leadership position for the company in the world of small-cap and micro-cap investors, and are in the process of moving upstream into the mid-cap and even large-cap arenas. Furthermore, the company is in the midst of launching a blended financial/personal networking and community site, which to our knowledge is the first of its kind, and is in a good position to succeed with this new site due to its already-strong membership base.  Furthermore, this likelihood of MyWallSt.net’s success has been confirmed by strong initial adoptions and growth in new adoptions. Although the company’s historically low-quality revenues are a cause for concern, we believe that the upside represented by the company’s previous growth and current plans outweighs this concern for long-term, risk-tolerant investors.  Therefore we are raising our rating of FNGP shares to Strong Speculative Buy, and re-setting our one-year price target to US$1.50 per share, and two-year price target to US$2.50 per share.

Our Rating System
We rate enrolled companies based on the appreciation potential we believe their shares represent.  The performance of those companies rated “Speculative Buy” or “Strong Speculative Buy” are often highly dependent on some future event, such as FDA drug approval or the development of a new key technology.

Explanation of Ratings Issued by Harbinger Research
STRONG BUY	We believe the enrolled company will appreciate more than 20% relative to the general market for U.S. equities during the next 12 to 24 months.
BUY	We believe the enrolled company will appreciate more than 10% relative to the general market for U.S. equities during the next 12 to 24 months.
STRONG SPECULATIVE BUY
We believe the enrolled company could appreciate more than 20% relative to the general market for the U.S. equities during the next 12 to 24 months, if certain assumptions about the future prove to be correct.

SPECULATIVE BUY
We believe the enrolled company could appreciate more than 10% relative to the general market for the U.S. equities during the next 12 to 24 months, if certain assumptions about the future prove to be correct.

NEUTRAL	We expect the enrolled company to trade between -10% and +10% relative to the general market for U.S. equities during the following 12 to 24 months.
SELL	We expect the enrolled company to underperform the general market for U.S. equities by more than 10% during the following 12 to 24 months.

Analyst Certification

I, Brian R. Connell, CFA, hereby certify that the views expressed in this research report accurately reflect my personal views about the subject securities and issuers.  I also certify that no part of my compensation was, is, or will be, directly or indirectly, related to the recommendations or views expressed in this research report.

Disclaimer
This report was prepared for informational purposes only.  Harbinger Research, LLC (“Harbinger”) was paid in the amount of US$5,000 for the preparation of this report.  All information contained in this report was provided by Financial Media Group, Inc. (“Company”).  To ensure complete independence and editorial control over its research, Harbinger has developed various compliance procedures and business practices including but not limited to the following: (1) Fees from covered companies are due and payable prior to the commencement of research; (2) Harbinger, as a contractual right, retains complete editorial control over the research; (3) Analysts are compensated on a per-company basis and not on the basis of his/her recommendations; (4) Analysts are not permitted to accept fees or other consideration from the companies they cover for Harbinger except for the payments they receive from Harbinger; (5) Harbinger will not conduct investment banking or other financial advisory, consulting or merchant banking services for the covered companies.

Harbinger did not make an independent investigation or inquiry as to the accuracy of any information provided by the Company is relying solely upon information provided by the companies for the accuracy and completeness of all such information.  The information provided in the Report may become inaccurate upon the occurrence of material changes, which affect the Company and its business.  Neither the Company nor Harbinger is under any obligation to update this report or ensure the ongoing accuracy of the information contained herein.  This report does not constitute a recommendation or a solicitation to purchase or sell any security, nor does it constitute investment advice.  This report does not take into account the investment objectives, financial situation or particular needs of any particular person.  This report does not provide all information material to an investor’s decision about whether or not to make any investment. Any discussion of risks in this presentation is not a disclosure of all risks or a complete discussion of the risks mentioned. Information about past performance of an investment is not necessarily a guide to, indicator of, or assurance of, future performance.  Harbinger cannot and does not assess, verify or guarantee the adequacy, accuracy, or completeness of any information, the suitability or profitability of any particular investment, or the potential value of any investment or informational source.  Harbinger and its clients, affiliates and employees, may, from time to time, have long or short positions in, buy or sell, and provide investment advice with respect to, the securities and derivatives (including options) thereof, of companies mentioned in this report and may increase or decrease those positions or change such investment advice at any time.  Harbinger is not registered as a securities broker-dealer or an investment adviser either with the U.S. Securities and Exchange Commission or with any state securities regulatory authority.

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Analyst Highlight

Brian R. Connell, CEO and Senior Research Analyst - Technology
Mr. Connell has over 10 years’ experience in the securities industry, as an equity analyst and portfolio manager, and as the founder and CEO of StreetFusion (acquired by CCBN/StreetEvents), a software company serving the institutional investment community. On the sell-side, Mr. Connell served as the technology analyst for Neovest, an Atlanta-based boutique, and as a Senior Analyst - Internet for Preferred Capital Markets, an investment bank based in San Francisco. Mr. Connell has also held the position of Executive Director of Marquis Capital Management, a technology-focused investment management organization.

Mr. Connell holds degrees in Economics and Psychology from Duke University, and is a CFA Charterholder.

Leadership Team
Brian R. Connell, CFA
Chief Executive Officer and Director of Research

Equity Research Team
Brian R. Connell, CFA	Michael R. Anderegg, CFA
Technology	Information Security and Data Storage

Stephanie Loiacono, CFA	David M. Parr, CFA
Banks and Specialty Retail	REITs, Banks, and Financial Institutions